Exhibit 99.1
RELEASE 4:00 PM — MARCH 28, 2011

CONTACT: TELEPHONE: E-MAIL:	Susan Munhall, Investor Relations Hudson City Bancorp, Inc. West 80 Century Road Paramus, NJ 07652 (201) 967-8290 smunhall@hcsbnj.com
HUDSON CITY BANCORP RESTRUCTURES BALANCE SHEET
Extinguishes $12.50 Billion of Structured Quarterly Putable Borrowings;
Reduces Balance Sheet by $8.20 Billion and Incurs After-Tax Restructuring Charge of $644 Million
Deleveraging Reduces Higher Cost Borrowings and Lower-Yielding Investments
Balance Sheet Repositioned to Benefit From Increasing Rate Environment
Paramus, New Jersey, March 28, 2011 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, announced today that it has completed a restructuring of its balance sheet that significantly reduced higher-cost structured borrowings and will allow for increased future net interest income. As a result, the Bank expects to be better able to grow and compete in the current and foreseeable residential mortgage marketplace.
In a series of transactions executed this month, Hudson City paid off $12.50 billion in structured quarterly putable borrowings, funded by the sale of $8.66 billion of securities, and $5.00 billion of new shorter-term fixed maturity borrowings with an average cost of 0.66%. These transactions will negatively impact first quarter 2011 after-tax earnings by approximately $644 million or $1.30 per share. For the full year 2011, the loss from the restructuring will be reduced by four quarters of earnings, absent the restructuring charge.
Hudson City expects its Tier 1 leverage capital ratio will be substantially unchanged by the restructuring transactions and is expected to increase to more than 8.0% by March 31, 2011 due to earnings in the first quarter of 2011 absent the transaction. As a result of the restructuring transactions, the net interest margin will improve by as much as 40 basis points for the second quarter of 2011 as compared to the fourth quarter of 2010.
The Bank’s core business operations are performing in accordance with management’s expectations, and should continue to do so in the three remaining quarters of 2011. The Company expects to continue paying a dividend at a rate to be determined by the Board of Directors at its meeting on April 19, 2011.
JP Morgan acted as adviser to the Company on the balance sheet restructuring strategy.
Hudson City’s decision to restructure reflects five critical parameters:
•	Interest rate risk: Structured quarterly putable borrowings represented a significant portion of Hudson City’s interest rate risk exposure, both in current market pricing (reflected in our calculation of net portfolio value) and sensitivity to price changes from interest rate movements. Removing these borrowings from our balance sheet is a necessary first step to mitigate the current price risk exposure. In future quarters, the Bank intends to further modify or hedge certain of the remaining putable borrowings to reduce our exposure to price sensitivity from interest rate movements. These modifications will not result in extinguishment charges to income. Putable borrowings remaining after the restructuring total approximately $16.6 billion.
•	Reduction of liquidity concerns: Borrowings subject to quarterly put options can cause uncertainty regarding when the borrowings will have to be repaid. By extinguishing a large portion of these borrowings, uncertainty regarding future cash outflows is substantially reduced.

•	Reduction of low-yielding investments: By selling mortgage-backed securities with a weighted-average yield of approximately 3.20%, the Bank is reducing the risk inherent in holding these securities in a rising-rate environment.

•	Realignment of the overall funding mix: This restructuring reduces putable borrowings’ share of total non-equity funding to 35% from its past 53% level. This realigned funding mix will ease margin compression and give the Bank a greater opportunity to control the cost of interest-bearing liabilities.

•	Future growth potential: By reducing the mismatch of investing and funding rates, Hudson City will be better positioned to take advantage of a rising rate environment and begin to grow assets.
Ronald E. Hermance, Jr., Chairman and Chief Executive Officer of the Company, commented on the restructuring. “Since our two highly successful public offerings, we have constructed a balance sheet that we believe returned substantial value to our shareholders. The balance sheet was managed with a focus on fundamental banking by originating and purchasing 1-4 family first mortgage loans with substantial down payments. This focus has provided the Bank with charge-offs that are still low by industry standards. Asset quality and levels of anticipated charge-offs are not expected to change as a result of the restructuring, as the restructuring was not predicated upon these items. We funded our growth using a mix of deposits and borrowings that, given normal market conditions, would have matched well with the longer term assets we placed on the balance sheet. In essence, the balance sheet was built to handle normal interest rate volatility.”
Mr. Hermance continued. “However, recent market events and the unprecedented involvement of the United States government in both the mortgage markets, through the government-sponsored enterprises (the “GSEs”), and the maintenance of low market interest rates, have resulted in an environment that has caused our balance sheet to be less responsive to current market conditions. The extended low interest rate environment has caused accelerated prepayment speeds on our mortgage-related assets resulting in reinvestment in these instruments at the current low market interest rates. These lower-yielding assets and higher-cost borrowings, which did not reprice during this extended low rate environment, have caused interest rate risk and margin compression concerns for us. We believe that when interest rates increase beyond where they are today, the extension of the low yielding assets will cause greater pressure on both these factors.”
Mr. Hermance added. “Accordingly, we undertook this balance sheet restructuring at a time when market interest rates are beginning to increase with the intent on preserving our shareholders’ equity as much as reasonably possible and yet executing a trade that looks to increase our forward earnings potential. We chose to extinguish structured quarterly putable borrowings to address interest rate risk and liquidity concerns that this extended low interest rate environment exacerbated. We expect that this transaction will position us to eventually return to our core strategy of measured balance sheet growth funded with appropriately matched liabilities. As a result of this transaction, we should be properly positioned to do this when the market conditions change. When the anticipated GSE reform is enacted and a substantial portion of the mortgage market is returned to the private sector, we believe we will be able to capture a greater share of this market more profitably.”
Mr. Hermance concluded. “We have analyzed this restructuring carefully, as well as other potential actions to address our balance sheet, interest rate risk and liquidity concerns, and concluded that the transactions we have completed are in the best interest of the long term health of the balance sheet and future earnings of the institution and are consistent with regulatory guidelines and directives regarding interest rate risk and liquidity applicable to banks and thrifts.”

Forward-Looking Statements
This release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on certain assumptions and describe future plans, strategies and expectations of Hudson City Bancorp, Inc. Such forward-looking statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp Inc., the characterization of the future effects of the restructuring transactions on balance sheet strength, capital ratios, net interest margin and earnings prospects, and Hudson City Bancorp Inc.’s plans, objectives, expectations and intentions, and other statements contained in this release that are not historical facts. Hudson City Bancorp Inc.’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results and performance could differ materially from those contemplated or implied by these forward-looking statements. They can be affected by inaccurate assumptions Hudson City Bancorp, Inc. might make or by known or unknown risks and uncertainties. Factors that could cause assumptions to be incorrect include, but are not limited to, changes in interest rates, general economic conditions, and legislative, regulatory and public policy changes. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. For a summary of important factors that could affect Hudson City’s forward-looking statements, please refer to Hudson City’s filings with the Securities and Exchange Commission available at www.sec.gov. Hudson City Bancorp does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.